CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 18 to Registration Statement No. 333-114401 of Hartford Life Insurance Company Separate Account Twelve on Form S-6, of our report dated March 13, 2013 (September 13, 2013 as to the retrospective presentation of discontinued operations discussed in Note 1 and Note 18, and the retrospective adoption of a change in disclosure of offsetting assets and liabilities discussed in Note 1 and Note 4), relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustment of the accompanying consolidated financial statements for the Company's retrospective presentation of discontinued operations and the retrospective adoption of a change in disclosure of offsetting assets and liabilities), and of our report dated March 28, 2013, relating to the statements of assets and liabilities of Hartford Life Insurance Company Separate Account Twelve as of December 31, 2012, and the related statements of operations and changes in net assets for each of the periods presented in the three years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, both appearing in Part I of the Registration Statement, and to the reference to us under the heading "Experts" also included within Part I of such Registration Statement.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
September 19, 2013